Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 19th day of August, 2005 (the “Effective Date”) by and between MAXIM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and LARRY G. STAMBAUGH, an individual (“Stambaugh”).

Background

A.                                   Stambaugh is currently the Chairman, President and Chief Executive Officer of the Company, and has served in these capacities since 1993.

B.                                     On or about August 19, 2005, the Company entered into agreement with Stambaugh forgiving an existing loan, then in default, on certain terms and circumstances.

C.                                     The Compensation Committee of the Company’s Board of Directors, together with the Company’s full Board of Directors (other than Stambaugh) has extensively reviewed and analyzed, among other matters and factors, all related facts and circumstances to these agreements and/or amendments, including the Company’s current needs, prospects and contingency plans, and Stambaugh’s current assets and liabilities, together with what is in the best interest of the Company’s stockholders and creditors now and in the future.

D.                                    In the context of the foregoing background, the parties are entering into this Indemnification Agreement on the following terms:

Agreement

1.                                       Indemnification for Excise Tax.

(a)                                  In the event it shall be determined that the Note Forgiveness, when considered in connection with any other payment or distribution (hereinafter “Payment” or “Payments”) by the Company to or for the benefit of Stambaugh, would be subject to  Federal and/or State Excise Tax imposed by Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or similar State provision, or if the Note Forgiveness causes any other payment or distribution by the Company to Stambaugh to be subject to the Excise Tax imposed by Section 280G or Section 4999 of the Code, or similar State excise tax, if any,  or any interest or penalties are incurred by Stambaugh with respect to any such  tax related thereto (any such excise tax, or related taxes, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Stambaugh shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Stambaugh of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any  income and employment taxes (and any interest and penalties imposed with respect thereto), interest and the additional 20% tax imposed under Code Section 280G and Section 4999 or similar State provision, and Excise Tax imposed upon the Gross-Up Payment, Stambaugh retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments such that it leaves him in a cash neutral position.

(b)                                  Stambaugh shall notify the Company in writing of any claim by a taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Stambaugh is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Stambaugh shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Stambaugh in writing prior to the expiration of such period that it desires to contest such claim, Stambaugh shall:

(i)                                    give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                            cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                               permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by Stambaugh in connection with such contest and shall indemnify and hold Stambaugh harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(c)                                  All determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a competent CPA firm selected by the Company (the “Accounting Firm”).  In making its calculations, the Accounting Firm agrees to use Stambaugh’s marginal tax rate as determined by a competent CPA selected by Stambaugh, and shall provide detailed supporting calculations both to the Company and Stambaugh within fifteen business days of the Company’s receipt of notice from Stambaugh of any claim by a taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment.  In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group (other than the Company) effecting the change of control resulting in an Excise Tax, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)                                  Any Gross-Up Payment, as determined pursuant to this Section 1, shall be paid by the Company to  the applicable taxing authority on behalf of Stambaugh within five days of the receipt of the Accounting Firm’s determination. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph 1(b) and Stambaugh thereafter is required to make payments to taxing authorities in excess of that determined originally by the Accounting Firm,  the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Stambaugh.  Accordingly, the Company will pay on a grossed up basis any additional amounts required so that the effect of such payments is cash neutral to Stambaugh.

(e)                                  Without limitation on the foregoing provisions of this paragraph 1(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either  direct Stambaugh to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Stambaugh agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Stambaugh to pay such claim and sue for a refund (which the Company shall only so direct if applicable law permits the advancement referred to in this proviso), the Company shall advance the amount of such payment to Stambaugh, on an interest-free basis and shall indemnify and hold Stambaugh harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed by any taxing authority with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Stambaugh with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Further, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Stambaugh shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)                                    If, after the receipt by Stambaugh of an amount advanced by the Company pursuant to paragraph 1(e), Stambaugh becomes entitled to receive any refund with respect to such claim related to an advanced payment, Stambaugh shall (subject to the Company’s complying with the requirements of paragraph 1(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Stambaugh of an amount advanced by the Company pursuant to paragraph 1(e), a determination is made that Stambaugh shall not be entitled to any refund with respect to such claim and the Company does not notify Stambaugh in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

2.                                       No Condition Precedent.  The continued employment of Stambaugh  is not a condition precedent to the indemnification provisions of paragraph 1.  In the event of termination, with or without cause, the agreements and promises contained in paragraph 1 will survive a termination of employment.

4.                                       Miscellaneous.

(a)                                  Construction.                       The language of this Agreement has been negotiated between the parties and shall be construed simply, according to its plain meaning, and not strictly for or against either party regardless of the source of draftsmanship.

(b)                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart, once executed, shall have the efficacy of a signed original.  True and correct copies of signed counterparts may be used in place of originals for any purpose.  Signatures transmitted electronically or via facsimile shall be deemed to be original signatures.

(c)                                  Attorneys’ Fees And Costs.  In the event of future litigation in connection with or concerning the subject matter of this Agreement or any breach of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by that party, including actual attorneys fees, expert and consultant fees, and costs in addition to any other relief to which it may be entitled.  The parties further agree that the prevailing party shall be entitled to recover all costs, including actual attorney’s fees and costs, of collecting any costs and expenses awarded pursuant to the prior provision.

(d)                                 Independent Legal Advice.  The parties acknowledge that they have been advised by their own independently selected counsel and other advisors in connection with this Agreement and enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws, and circumstances material to this Agreement or any provision hereof and not in any manner or to any degree based upon any statement or omission by any other party and/or their counsel.

(e)                                  Authority To Execute Agreement.  Each person whose signature appears hereon represents, warrants and guarantees that he has been duly authorized and has full authority to execute this Agreement on behalf of the party on whose behalf this Agreement is executed.

(f)                                    Binding Agreement.  This Agreement shall be binding upon the parties and their successors in interest and assigns.

(g)                                 No Modification.  No term of this Agreement shall be modified, waived, or changed except by an instrument in writing signed by both parties.

(h)                                 Severability.  If for any reason any clause or provision of this Agreement should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT OR HE HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND PROVISIONS.

IN WITNESS WHEREOF, the parties have entered into and delivered this Agreement as of the Effective Date.

MAXIM PHARMACEUTICALS, INC.		LARRY G. STAMBAUGH

By:	/s/F. Duwaine Townsen	By:	/s/Larry G. Stambaugh
F. Duwaine Townsen Lead Independent Director of the Board of Directors			Larry G. Stambaugh